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                January 30, 2024

       Swee Guan Hoo
       Chief Executive Officer
       Energem Corp
       Level 3, Tower 11, Avenue 5, No. 8
       Jalan Kerinchi, Bangsar South
       Wilayah Persekutuan Kuala Lumpur, Malaysia

                                                        Re: Energem Corp
                                                            Preliminary Proxy
on Schedule 14A
                                                            Filed January 16,
2024
                                                            File No. 001-41070

       Dear Swee Guan Hoo:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Manufacturing
       cc:                                              Debbie Klis